Exhibit 99

For Immediate Release	Contact:	Barbara Thompson
Oct. 23, 2006		First Citizens Bank
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR THIRD QUARTER 2006

RALEIGH, N.C. - First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending Sept. 30, 2006, of $32.9 million compared to $30.0 million for the corresponding period of 2005, an increase of 9.9 percent, according to Lewis R. Holding, chairman of the board.

Per share income for the third quarter 2006 totaled $3.16 compared to $2.87 for the same period a year ago. First Citizens’ results generated an annualized return on average assets of 0.84 percent for the third quarter of 2006, unchanged from the same period of 2005. The annualized return on average equity was 10.45 percent during the current quarter, compared to 10.39 percent for the same period of 2005.

During the third quarter of 2006, net interest income grew $3.6 million or 3.2 percent when compared to the same period of 2005, due to strong growth in average interest-earning assets. Average investment securities increased $307.7 million or 11.1 percent, while average loans and leases increased $751.9 million or 8.1 percent. Rising interest rates contributed modestly to the growth in net interest income, although the flat yield curve caused a 17 basis point reduction in the net yield on interest-earning assets. Compared to the second quarter of 2006, net interest income during the third quarter of 2006 declined $1.1 million or 0.9%, due primarily to the unfavorable impact of the flat yield curve.

Noninterest income increased $4.5 million or 6.6 percent during the third quarter, the result of improvements in cardholder and merchant services income and commission income generated by First Citizens Investor Services. Cardholder and merchant services income increased $3.6 million or 18.5 percent from the third quarter of 2005 as a result of higher merchant and interchange income. Commission income increased $1.8 million or 27.4 percent, due primarily to significantly higher fees generated by broker-dealer activities. Deposit service charges declined by $1.5 million or 7.8 percent because of reductions in commercial service charge income.

Noninterest expense increased $6.2 million or 4.8 percent during the third quarter of 2006. Salary expense increased $3.7 million or 6.6 percent due to incremental head count from franchise expansion and higher incentive compensation. Employee benefit expense declined $2.8 million or 20.1 percent due to lower current year pension expense and the absence of a 2005 adjustment to an executive post-retirement plan. Occupancy expense increased $1.3 million or 10.4 percent due to increased depreciation cost for new facilities. Other expense increased $3.1 million or 9.0 percent primarily due to higher external processing costs for cardholder, merchant and wealth management services.

The provision for credit losses decreased $3.4 million or 47.1 percent from the third quarter of 2005 to the same period of 2006 due to a significant reduction in net charge-offs. Net charge-offs were $2.7 million during the third quarter of 2006, compared to $7.2 million during the same period of 2005, a $4.5 million or 62.5 percent reduction. The ratio of net charge-offs to average loans and leases for the current quarter equaled 0.11 percent compared to 0.30 percent in the third quarter of 2005.

For the nine-month period ending Sept. 30, 2006, net income was $93.3 million, or $8.94 per share, compared to $85.0 million, or $8.15 per share earned during the same period of 2005. The annualized return on average assets for the first nine months of 2006 and 2005 equaled 0.83 percent. The annualized return on average equity amounted to 10.23 percent for the first nine months of 2006, compared to 10.16 percent for the same period of 2005.

Year-to-date net interest income for 2006 increased $24.1 million or 7.3 percent from the same period of 2005. A $1.2 billion or 9.6 percent increase in average interest-earning assets contributed to the improved level of net interest income. While higher interest rates during 2006 also contributed to higher net interest income, the pressure on long-term interest rates caused the net yield on interest-earning assets to decline 7 basis points to 3.53 percent for the first nine months of 2006.

Noninterest income increased $10.1 million or 5.1 percent during the first nine months of 2006, the result of improved cardholder and merchant services income, commission income generated by First Citizens Investor Services and fees from processing services. These favorable variances were partially offset by lower service charge income. Noninterest expense increased $27.8 million or 7.4 percent during the first nine months of 2006, the result of higher personnel expenses, credit card processing and occupancy costs.

For the nine-month period ending Sept. 30, the provision for credit losses equaled $13.5 million and $19.5 million for 2006 and 2005, respectively. The $6.0 million decrease in the provision for credit losses resulted principally from lower levels of net charge-offs. Net charge-offs were $11.0 million in 2006 and $15.6 million in 2005 during the respective nine-month periods, a decrease of $4.5 million or 29.0 percent. Year-to-date net charge-offs represent 0.15 percent of average loans outstanding during 2006, compared to 0.22 percent for the same period of 2005.

As of Sept. 30, 2006, First Citizens had total assets of $15.6 billion. First Citizens Bank has 339 branches in North Carolina, Virginia, Maryland, Tennessee and West Virginia. IronStone Bank has 56 branches in Georgia, Florida, Texas, Arizona, New Mexico, California, Oregon, Washington, and Colorado. For more information, visit the First Citizens Web site at firstcitizens.com.

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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except share data; unaudited)	2006	2005	2006	2005
Interest income	$214,650	$173,534	$607,150	$481,985
Interest expense	96,773	59,306	252,522	151,420
Net interest income	117,877	114,228	354,628	330,565
Provision for credit losses	3,813	7,211	13,523	19,531
Net interest income after provision for credit losses	114,064	107,017	341,105	311,034
Noninterest income	72,605	68,106	207,963	197,895
Noninterest expense	134,865	128,665	401,784	373,961
Income before income taxes	51,804	46,458	147,284	134,968
Income taxes	18,877	16,505	53,988	49,942
Net income	$32,927	$29,953	$93,296	$85,026
Taxable-equivalent net interest income	$118,345	$114,603	$355,922	$331,655
Net income per share	$3.16	$2.87	$8.94	$8.15
Cash dividends per share	0.275	0.275	0.825	0.825
Profitability Information (annualized)
Return on average assets	0.84%	0.84%	0.83%	0.83%
Return on average equity	10.45	10.39	10.23	10.16
Taxable-equivalent net yield on interest-earning assets	3.40	3.57	3.53	3.60

CONDENSED BALANCE SHEETS
		September 30	December 31	September 30
(thousands, except share data; unaudited)		2006	2005	2005
Cash and due from banks		$909,702	$777,928	$702,837
Investment securities		3,118,025	2,929,516	2,871,731
Loans and leases		10,129,423	9,642,994	9,359,540
Allowance for loan and lease losses		(131,652)	(128,847)	(126,297)
Other assets		1,603,745	1,417,801	1,677,108
Total assets		$15,629,243	$14,639,392	$14,484,919

Deposits		$12,681,150	$12,173,858	$12,123,491
Other liabilities		1,675,839	1,284,475	1,202,543
Shareholders' equity		1,272,254	1,181,059	1,158,885
Total liabilities and shareholders' equity		$15,629,243	$14,639,392	$14,484,919
Book value per share		$121.93	$113.19	$111.06
Tangible book value per share		111.26	102.35	100.17

SELECTED AVERAGE BALANCES
	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except shares outstanding; unaudited)	2006	2005	2006	2005
Total assets	$15,473,638	$14,160,391	$15,105,050	$13,699,234
Investment securities	3,072,113	2,764,377	2,978,353	2,396,451
Loans and leases	10,075,016	9,323,115	9,902,909	9,334,806
Interest-earning assets	13,820,610	12,750,494	13,493,251	12,314,757
Deposits	12,571,525	11,836,193	12,402,826	11,594,227
Interest-bearing liabilities	11,485,378	10,312,675	11,148,071	9,943,013
Shareholders' equity	$1,250,197	$1,143,391	$1,219,829	$1,118,609
Shares outstanding	10,434,453	10,434,453	10,434,453	10,434,453

ASSET QUALITY
		September 30	December 31	September 30
(dollars in thousands; unaudited)		2006	2005	2005
Nonaccrual loans and leases		$18,348	$18,969	$11,065
Other real estate		6,711	6,753	4,843
Total nonperforming assets		$25,059	$25,722	$15,908
Accruing loans and leases 90 days or more past due		$6,975	$9,180	$7,712
Net charge-offs (year-to-date)		$11,047	26,586	$15,558
Nonperforming assets to loans and leases plus other real estate		0.25%	0.27%	0.17%
Allowance for credit losses to total loans and leases		1.36	1.41	1.42
Net charge-offs to average loans and leases (annualized, year-to-date)		0.15	0.28	0.22

CAPITAL INFORMATION
		September 30	December 31	September 30
(dollars in thousands; unaudited)		2006	2005	2005
Tier 1 capital		$1,521,585	$1,320,152	$1,294,600
Total capital		1,796,475	1,588,141	1,560,206
Risk-weighted assets		11,179,369	10,510,254	10,346,169
Tier 1 capital ratio		13.61%	12.56%	12.51%
Total capital ratio		16.07	15.11	15.08
Leverage capital ratio		9.90	9.17	9.22